                                                                    Exhibit 10.1


                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                       HEADS & THREADS INTERNATIONAL LLC,


                               ACKTION CORPORATION


                                       AND


                            REYNOLDS FASTENERS, INC.








                            DATED AS OF APRIL 3, 2000

                                TABLE OF CONTENTS

                                                                                                Page
                                                                                                ----
ARTICLE I Purchase and Sale of Assets....................................................................1

   1.1      Purchase and Sale of Assets..................................................................1
   1.2      Purchase Price; Holdback.....................................................................3
   1.3      Allocation of Purchase Price.................................................................4
   1.4      Liabilities to be Assumed by Buyer...........................................................4
   1.5      Excluded Assets and Excluded Liabilities.....................................................5
   1.6      Closing; Closing Deliveries..................................................................6
   1.7      [Reserved]...................................................................................7
   1.8      Transfer Taxes...............................................................................7

ARTICLE II Representations and Warranties of Parent and Seller...........................................8

   2.1      Corporate Organization and Qualification.....................................................8
   2.2      Authority....................................................................................8
   2.3      Execution and Binding Effect.................................................................9
   2.4      Consents and Approvals; No Violations........................................................9
   2.5      Title........................................................................................9
   2.6      Financial Statements.........................................................................9
   2.7      Inventory...................................................................................10
   2.8      Accounts Receivable.........................................................................10
   2.9      Accounts Payable; Supplier Orders...........................................................10
   2.10     Condition and Operation of Fixed Assets.....................................................11
   2.11     Litigation..................................................................................11
   2.12     Tax Matters.................................................................................11
   2.13     Leases......................................................................................11
   2.14     Insurance...................................................................................12
   2.15     Environmental Matters.......................................................................12
   2.16     Products and Warranties.....................................................................13
   2.17     Employee Matters............................................................................14
   2.18     Customers and Suppliers.....................................................................15
   2.19     Certain Contracts and Commitments...........................................................15
   2.20     Ability to Conduct Business.................................................................16
   2.21     Brokers and Finders.........................................................................16

ARTICLE III Representations and Warranties of Purchaser.................................................16

   3.1      Corporate Organization and Qualification....................................................16
   3.2      Authority...................................................................................16
   3.3      Execution and Binding Effect................................................................17
   3.4      Consents and Approvals; No Violations.......................................................17
   3.5      Brokers and Finders.........................................................................17

ARTICLE IV Covenants of Parent and Seller...............................................................17

   4.1      [Reserved]..................................................................................17
   4.2      [Reserved]..................................................................................17
   4.3      [Reserved]..................................................................................18

   4.4      No Competition, No Solicitation, No Inducement; Confidentiality.............................18
   4.5      Tax Clearance Certificates..................................................................19

ARTICLE V Other Covenants...............................................................................20

   5.1      Employee Matters............................................................................20
   5.2      [Reserved]..................................................................................20
   5.3      Further Assurances..........................................................................20
   5.4      Access to Books and Records after the Closing Date..........................................21
   5.5      Collection of Accounts Receivable...........................................................21
   5.6      Defective Goods, Returns and Retentions.....................................................22
   5.7      Payment of Creditors........................................................................22
   5.8      Transitional Assistance.....................................................................22

ARTICLE VI [Reserved]...................................................................................23


ARTICLE VII [Reserved]..................................................................................23


ARTICLE VIII Survival of Representations and Warranties; Indemnification................................23

   8.1      Survival of Representations, Warranties, etc................................................23
   8.2      Parent's and Seller's Agreement to Indemnify................................................23
   8.3      Purchaser's Agreement to Indemnify..........................................................25
   8.4      Matters Involving Third Parties.............................................................26
   8.5      Matters Not Involving Third-Party Claims....................................................27
   8.6      Exclusive Remedy............................................................................27

ARTICLE IX Miscellaneous Provisions.....................................................................28

   9.1      [Reserved]..................................................................................28
   9.2      Expenses....................................................................................28
   9.3      Notices.....................................................................................28
   9.4      Entire Agreement; Amendment.................................................................29
   9.5      Assignment..................................................................................29
   9.6      Governing Law...............................................................................29
   9.7      No Third-Party Beneficiaries................................................................30
   9.8      Consent to Jurisdiction.....................................................................30
   9.9      Waiver of Jury Trial........................................................................30
   9.10     Counterparts................................................................................30
   9.11     Headings....................................................................................30
   9.12     Severability................................................................................30
   9.13     FIRPTA Certificate..........................................................................31

                                    GLOSSARY






                                        1
1998 Financial Statements                       9
1999 Financial Statements                       9

                                        A
Accounts Payable                                4
Accounts Receivable                             2
Agreement                                       1
Alleghany                                      17
Annual Financial Statements                     9
Assumed Contracts                               5
Assumed Liabilities                             5

                                        C
Cash Consideration                              3
Closing                                         6
Closing Date                                    6
Code                                            4
Code Affiliate                                 14
Contract Assignment                             6
Customer Purchase Orders                        2

                                        D
Differential                                   20

                                        E
Employee Program                               13
Encumbrances                                    9
Environmental Condition                        12
Environmental Law                              12
Equipment Lease Assignment                      6
Equipment Lease Consents                       14
Equipment Leases                                4
ERISA                                          14
Excluded Assets                                 5
Excluded Liabilities                            5

                                        F
Final Allocation                                4
Fixed Assets                                    1

                                        G
GAAP                                            3

                                        H
Hazardous Substances                           12
Holdback Amount                                 3
HSR Act                                         8

                                        I
Indemnified Party                              24
Indemnifying Party                             24
Inventory                                       1

                                        L
Landlord Consents                              14
Lease Assignment                                6
Leased Premises                                10
Leases                                          4
Losses                                         21

                                        M
Material Adverse Effect                         8

                                        P
Parent                                          1
Potential customer                             17
Prepaid Amounts                                 2
Prepaid Customer Orders                         2
Proposed Allocation                             4
Purchase Price                                  3
Purchased Assets                                2
Purchaser                                   1, 23
Purchaser Indemnitees                          21

                                        R
Reynolds Business                               1

                                        S
Seller                                          1
Seller Approvals                                8

Seller Indemnitees                             23
Supplier Orders                                 2
Survival Period                                21

                                        T
Third-Party Claim                              24
Threshold Amount                               22

                                        W
WARN Act                                       13

List of Schedules and Exhibits


Number                            Description
------                            -----------
Schedule 1.1(b)                   Fixed Assets to be Purchased
Schedule 1.1(i)                   Prepaid Amounts
Schedule 1.4(a)                   Real Property Leases to be Assumed
Schedule 1.4(b)                   Equipment Leases to be Assumed
Schedule 1.4(f)                   Contracts to be Assumed
Schedule 1.5(a)                   Excluded Assets
Schedule 2.2                      Restriction, Breaches, etc. Resulting from Sale of Assets
Schedule 2.4                      Consents and Approvals; No Violations
Schedule 2.5                      Title
Schedule 2.8                      Accounts Receivable
Schedule 2.11(a)                  Litigation
Schedule 2.11(b)                  Knowledge of Certain Persons
Schedule 2.14                     Insurance
Schedule 2.15                     Environmental Matters
Schedule 2.16                     Warranties
Schedule 2.17                     Employee Matters
Schedule 2.18                     Customers and Suppliers
Schedule 2.19                     Certain Contracts and Commitments

                            ASSET PURCHASE AGREEMENT

                  ASSET PURCHASE AGREEMENT (this "Agreement") dated as of April 3, 2000, by and among Heads & Threads International LLC, a Delaware limited liability company ("Purchaser"), Acktion Corporation, a Canadian corporation ("Parent"), and Reynolds Fasteners, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Seller").


                              W I T N E S S E T H:

                  WHEREAS, Seller is engaged in the business of distributing industrial fasteners and related products (the "Reynolds Business"); and

                  WHEREAS, Purchaser desires to purchase, and Parent and Seller desire to sell, all of the inventory and certain of the fixed assets and accounts receivable of Seller upon the terms and subject to the conditions set forth herein;

                  WHEREAS, Purchaser desires to assume certain leasehold obligations and other liabilities identified herein; and

                  WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the purchase and sale of such assets and the assumption of such obligations and liabilities;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

                                   ARTICLE I

                           Purchase and Sale of Assets

                  1.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing (as hereinafter defined), Seller shall, and Parent shall cause Seller to, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall acquire:

                  (a) all of the inventory arising in the ordinary course of the Reynolds Business which is owned by Seller as of the time of the Closing, wherever located (the "Inventory");

                  (b)      all of the fixed assets of Seller set forth on
         Schedule 1.1(b) hereto (the "Fixed Assets");

                  (c) (i) all of the customer purchase orders arising in the ordinary course of the Reynolds Business for which neither delivery has been made nor payment has been received by Seller as of the time of the Closing (the "Customer

         Purchase Orders"), and (ii) all of the customer purchase orders arising in the ordinary course of the Reynolds Business for which delivery has not been made and payment has been received by Seller as of the time of the Closing, to the extent that, at the time of the Closing, Seller pays over to Purchaser the amount of such payments (the "Prepaid Customer Orders");

                  (d) all of the supplier orders made by Seller arising in the ordinary course of the Reynolds Business for which the ordered items have not been received by Seller as of the time of the Closing (the "Supplier Orders");

                  (e) all accounts receivable arising in the ordinary course of the Reynolds Business which are outstanding as of the time of the Closing (the "Accounts Receivable");

                  (f) all of Parent's and Seller's right, title and interest in and to all know-how, technical information, plans, specifications, engineering drawings, proprietary technology, correspondence, customer lists, vendor and supply lists, catalogues, manufacturing data, programs, methodologies, strategies, patents, trademarks, trade names, trade dress, copyrights, licenses (including computer software licenses and any tangible media upon which such software is recorded), trade secrets and similar property owned by, or used in, the Reynolds Business, including without limitation the name and the mark "Reynolds Fasteners";

                  (g) the books and records of Parent and Seller relating to the Reynolds Business (including computerized data and any tangible media upon which such data is recorded);

                  (h) all of Parent's and Seller's right, title and interest in and to the Leases, Equipment Leases and Assumed Contracts (each as hereinafter defined); and

                  (i)      prepaid contractual amounts and deposits set forth on
         Schedule 1.1(i) hereto (the "Prepaid Amounts").

The assets to be acquired by Purchaser pursuant to this Section 1.1 are referred to herein as the "Purchased Assets." Notwithstanding any other provision of this Agreement, any asset otherwise constituting a Purchased Asset, and any contract, lease, instrument, document or agreement constituting a Lease (as hereinafter defined), an Equipment Lease (as hereinafter defined), an Assumed Contract (as hereinafter defined) or otherwise to be assigned or transferred to Purchaser hereunder, the assignment or other transfer, or the attempted assignment or other transfer of which would be invalid or ineffective or would constitute a breach or default of such contract, agreement or commitment to which Seller is a party or is bound, unless the consent or approval of another person or entity to such assignment or other transfer shall have been obtained first, shall not be assigned or otherwise transferred under this Agreement, and the provisions of this Agreement shall not constitute an attempt to assign or transfer, unless and until such consents or approvals shall have been obtained; provided that, until such consents or approvals shall have been obtained, such property, asset, contract or agreement, or the net proceeds thereof, shall be held and/or received by Seller for the benefit and account of Purchaser, Purchaser shall have the right to act as the agent for Seller, in the name of Seller, or otherwise as Purchaser deems appropriate in order to obtain for Purchaser the net benefits flowing from ownership of such property, asset, contract or agreement and Purchaser shall perform or cause to be performed at Purchaser's expense all the duties, obligations and liabilities of Seller arising out of or relating to such property, asset, contract or agreement; and such property, asset, contract or agreement shall be deemed to be a Purchased Asset for purposes of this Section 1.1.

                  1.2      Purchase Price; Holdback.

                  (a) Subject to the terms and conditions set forth in this Agreement, in consideration of the sale of the Purchased Assets, Purchaser agrees to pay to Seller an amount in cash (the "Purchase Price") equal to (A) the sum of (i) $3,000,000, (ii) $2,104,608.05, in respect of the Fixed Assets,
(iii) $27,485,949.43, representing the book value of the Inventory as of the opening of business on the Closing Date (as hereinafter defined), determined in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with the Annual Financial Statements (as hereinafter defined) (after reduction for the amount of the related reserve in the financial records of Seller as of the Closing Date), (iv) $12,140,883.33, representing the book value of the Accounts Receivable purchased pursuant to Section 1.1(e) above as of the Closing Date, determined in accordance with GAAP applied on a basis consistent with the Annual Financial Statements (with no reduction for the amount of any related reserve in the financial records of Seller), and (v) $274,908.10, representing the amount of the Prepaid Amounts purchased pursuant to Section 1.1(i) above as of the Closing Date, determined in accordance with GAAP applied on a basis consistent with the Annual Financial Statements, less
(B) the sum of (i) $3,224,334.30, representing the book value of the Accounts Payable (as hereinafter defined) as of the Closing Date, determined in accordance with GAAP applied on a basis consistent with the Annual Financial Statements, and (ii) $50,999.35, representing an allocation of rental charges and other charges in respect of the Leased Premises (as hereinafter defined) and the Assumed Contracts.

                  (b) Subject to the terms and conditions of this Agreement, Purchaser agrees to pay the Purchase Price to Seller, as follows: (i) an amount equal to (x) the Purchase Price less (y) $500,000 (such amount, the "Cash Consideration"), shall be paid at the Closing, and (ii) $500,000 of the Purchase Price (the "Holdback Amount"), shall be held back by Purchaser and paid to Seller in accordance with Section 1.2(c) below.

                  (c) The Holdback Amount shall not be delivered to Seller at the Closing but shall be withheld by Purchaser. In the event that, within 120 days after the Closing Date, any of the Accounts Receivable have not been collected at the full gross recorded amount thereof, the Purchaser shall provide notice to Parent and Seller of the amount of such uncollected Accounts Receivable. Within three business days of the date of delivery of such notice, Purchaser shall deliver to Seller the Holdback Amount less the amount of uncollected Accounts Receivable (if any). Any damages to which Purchaser may be entitled for a breach of Section 2.8 of this Agreement or of any other representation, warranty, covenant or agreement made by Parent or Seller herein shall not be limited to the amount of the Holdback Amount.

                  1.3 Allocation of Purchase Price. Purchaser will submit to Seller a proposed allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets no later than 120 days after the Closing Date, but in no event less than 30 days prior to the date on which Seller must file any income tax returns with respect to the transaction (the "Proposed Allocation"). The Proposed Allocation shall be made in a manner consistent with
Section 1060 of the Internal Revenue Code of 1986, as amended (including the Treasury regulations thereunder, the "Code"). Within 30 days of receipt of the Proposed Allocation, Seller shall either consent to the Proposed Allocation, which consent shall not be unreasonably withheld, or Seller shall advise Purchaser in reasonable detail of Seller's objections to the Proposed Allocation and the basis therefor. A failure by Seller to propose any changes within such 30-day period shall be deemed a consent by Seller, and the Proposed Allocation shall become Final (the "Final Allocation"). Seller and Purchaser shall endeavor in good faith to resolve any dispute arising with respect to the Proposed Allocation, but if Seller and Purchaser are unable to resolve any such dispute, each shall file IRS Forms 8594 -- Asset Acquisition Statements under Section 1060 -- consistent with the Proposed Allocation, except with respect to any items on which they continue to disagree (the Proposed Allocation, with such exceptions, also referred to as the Final Allocation). Purchaser and Seller agree that except as otherwise required by law (i) the Final Allocation shall be binding on Purchaser and Seller for all federal, state and local tax purposes and (ii) Purchaser and Seller shall file with their respective federal income tax returns consistent IRS Forms 8594--Asset Acquisition Statements under
Section 1060, including any required amendment thereto which shall reflect the allocations set forth in the Final Allocation.

                  1.4 Liabilities to be Assumed by Buyer. At the Closing, Purchaser will assume and agree to perform and discharge the following:

                  (a) all liabilities and obligations of Seller which accrue and are required to be paid or performed after the Closing Date under the real property leases of Seller set forth on Schedule 1.4(a) hereto (the "Leases");

                  (b) all liabilities and obligations of Seller which accrue and are required to be paid or performed after the Closing Date under the equipment leases of Seller set forth on Schedule 1.4(b) hereto (the "Equipment Leases");

                  (c) all of the Customer Purchase Orders and all of the Prepaid Customer Orders;

                  (d)      all of the Supplier Orders;

                  (e) all accounts payable of Seller arising in the ordinary course of the Reynolds business which have not been paid or discharged as of the time of the Closing (the "Accounts Payable"); and

                  (f) all liabilities and obligations of Seller which accrue and are required to be paid or performed after the Closing Date under the contracts set forth on Schedule 1.4(f) hereto (the "Assumed Contracts");

provided, however, that Purchaser shall not assume or be responsible for any such liability or obligation which arises from defaults or breaches thereunder by Seller. The liabilities and obligations of Seller to be assumed by Purchaser pursuant to this Section 1.4 are referred to herein as the "Assumed Liabilities."

                  1.5      Excluded Assets and Excluded Liabilities.

                  (a) Purchaser is acquiring from Parent and Seller hereunder only the Purchased Assets. Purchaser is not acquiring any cash, cash equivalents or any other asset not identified as a Purchased Asset in Section 1.1 above (including without limitation the assets set forth on Schedule 1.5(a) hereto, the "Excluded Assets").

                  (b) Except as expressly provided in Section 1.4 above, Purchaser is not assuming any liabilities or obligations of any kind, character or description, whether accrued, absolute, known, foreseeable, contingent or otherwise, arising out of or resulting from Parent's, Seller's or any predecessor's ownership, possession, operation or use of the Reynolds Business or the Purchased Assets or otherwise, including, without limitation, any of the following liabilities or obligations (together with such liabilities as are otherwise specifically excluded pursuant to Section 1.4, the "Excluded Liabilities"):

                  (i) any liability or obligation arising out of or relating to a breach occurring on or prior to the Closing of any provision of the Leases or the Equipment Leases;

                  (ii) any liability or obligation arising out of or relating to items sold by Seller on or prior to the Closing Date, including, without limitation, any product liability claims, or claims relating in any manner to recalled products, for injuries, property damage, economic loss, or other losses;

                  (iii) any liability for any claim arising in any legal, administrative, arbitration or other action, inquiry, investigation or proceeding asserted, pending or threatened against Parent or Seller relating to periods on or before the Closing Date, whether or not asserted, pending or threatened on or before the Closing;

                  (iv) any liability for any failure or alleged failure to comply with, or any violation or alleged violation of, any federal, state, local, municipal, foreign or other law, statute, ordinance, rule, regulation, directive or other legal requirement or any order, judgment, injunction, ruling, decision, writ or sentence rendered by any governmental authority, which failure or violation occurred or was alleged to have occurred on or prior to the Closing Date;

                  (v)      any liability or obligation related to an Excluded
         Asset;

                  (vi) any accounts payable not assumed by Purchaser pursuant to Section 1.4(e) above;

                  (vii) any liability or obligation for taxes (other than charges such as real estate taxes, personal property taxes and ad valorem taxes which may be apportioned to Purchaser pursuant to Section
         1.7 hereof);

                  (viii) any liability or obligation arising out of or relating to any current or former employment, independent contractor, sales representative, agency or other similar relationship between Parent or Seller and any person;

                  (ix) any liability or obligation arising from or relating to Environmental Conditions (as hereinafter defined) occurring or existing on or prior to the Closing Date in connection with the Purchased Assets; or

                  (x) any liability or obligation arising out of or relating to the ownership or operation of the Purchased Assets, or the ownership or operation of the Reynolds Business, on or prior to the Closing Date, other than an Assumed Liability.

It is understood and agreed that Purchaser is only purchasing certain assets of Seller, that Purchaser is not intended to be a successor to Seller for any purpose, and that Purchaser has not assumed, and expressly denies assumption hereby of, any other liability, obligation or commitment of Parent or Seller other than as set forth in Section 1.4.

                  1.6      Closing; Closing Deliveries

                  (a)      Subject to the terms and conditions set forth in this

Agreement, the purchase and sale of the Assets (the "Closing") shall take place on such date and at such time as shall be mutually agreed to by the parties, and simultaneously with the execution and delivery of this Agreement and the execution and delivery of the other agreements, documents and instruments referred to herein. The date of the Closing is hereinafter referred to as the "Closing Date."

                  (b) At the Closing, (i) Parent and Seller shall execute and deliver to Purchaser (v) a general assignment and bill of sale, (w) instruments of assignment and assumption with respect to which Parent and Seller will assign and transfer to Purchaser all of their respective right, title and interest in and to, and Purchaser will assume any liability or obligation of Seller which accrues and is required to be paid or performed after the Closing Date (other than liabilities or obligations arising from defaults or breaches by Seller) under, the Leases, the Equipment Leases and the Assumed Contracts (the "Lease Assignment," the "Equipment Lease Assignment," and the "Contract Assignment," respectively) and the other Assumed Liabilities, (x) a certificate executed on behalf of Seller as described in Treas. Reg. Section 1.1445-2(b)(2) to the effect that Seller is not a foreign person within the meaning of Sections 897(c) and 1445 of the Code, (y) such other good and sufficient instruments of conveyance, transfer and assignment as shall be reasonably necessary to vest in Purchaser all of the right, title and interest of each of Parent and Seller to the Purchased Assets, and (z) such other documents, instruments and writings as are required hereunder to be delivered to Purchaser at the Closing and as Purchaser may reasonably request prior to the Closing to demonstrate satisfaction of the conditions and compliance with the agreements and covenants set forth in this Agreement; (ii) Parent and Seller shall deliver to Purchaser a true and correct list, as of the Closing Date, of (u) the Customer Purchase Orders and the Prepaid Customer Orders to be acquired by Purchaser pursuant to
Section 1.1(c) above, (v) the Supplier Orders to be acquired by Purchaser pursuant to Section 1.1(d) above, (w) the Accounts Receivable to be acquired by Purchaser pursuant to Section 1.1(e) above, (x) any additions to or deletions from list of Prepaid Amounts set forth on Schedule 1.1(i) hereto; (y) the Accounts Payable to be assumed by Purchaser pursuant to Section 1.4(e) above; and (z) any additions to or deletions from the list of Assumed Contracts set forth on Schedule 1.4(f); and (iii) Seller shall make payment to Purchaser of any amount required to be paid to Purchaser in respect of Prepaid Customer Orders pursuant to Section 1.1(c) above.

                  (c) At the Closing, Purchaser shall (w) make payment of the Cash Consideration by wire transfer to a bank account designated by Seller,
(x) execute and deliver to Seller the Lease Assignment, the Equipment Lease Assignment and the Contract Assignment, (y) execute and deliver to Parent and Seller all certificates and other documents relating to exemption from sales, use, transfer or similar Taxes that may be available in each jurisdiction in which any of the Purchased Assets are located, and (z) execute and deliver such other documents, instruments and writings as are required hereunder to be delivered to Parent and Seller at the Closing and as Parent and Seller may reasonably request prior to the Closing to demonstrate satisfaction of the conditions and compliance with the agreements and covenants set forth in this Agreement.

                  1.7      [Reserved]

                  1.8 Transfer Taxes. Seller shall pay all transfer, gains, stamp, recording or other similar taxes incurred in connection with the transactions contemplated by this Agreement. Seller will, at its own expense, file all necessary tax returns and other documentation with respect to all such transfer, gains, stamp, recording or other similar taxes, and, if required by applicable law, Purchaser, as appropriate, will join in the execution of any such tax return or other documentation.

                                   ARTICLE II

                         Representations and Warranties
                              of Parent and Seller

                  Each of Parent and Seller jointly and severally represents and warrants to Purchaser as follows:

                  2.1 Corporate Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of Canada, and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where the absence of such qualification would have a material adverse effect on: (i) the operations, properties, assets or liabilities of the Reynolds Business, (ii) the ability of Parent or Seller to consummate the transactions contemplated by this Agreement, or (iii) the ability of Purchaser, subsequent to the Closing, to conduct the Reynolds Business as presently conducted (a "Material Adverse Effect"). Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where the absence of such qualification would have a Material Adverse Effect.

                  2.2 Authority. Except as set forth on Schedule 2.2 hereto, no consents, approvals, qualifications, filings or waiting periods of any third party or governmental authority other than compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the Landlord Consents and Equipment Lease Consents (each, as hereinafter defined), are required on the part of Parent or Seller for the consummation of the transactions contemplated by this Agreement (the "Seller Approvals"). Each of Parent and Seller has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Seller have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Seller. No other corporate proceedings on the part of either Parent or Seller are necessary to authorize this Agreement and the transactions contemplated hereby.

                  2.3 Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by each of Parent and Seller and constitutes, and the other documents and instruments to be executed and delivered by Parent and/or Seller on or prior to the Closing Date will constitute (assuming in each case the due and valid authorization, execution and delivery thereof by the other parties thereto), legal, valid and binding agreements of each of Parent and Seller, enforceable against each of them in accordance with their respective terms.

                  2.4 Consents and Approvals; No Violations. Except as set forth in Schedule 2.4 hereto, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(a) conflict with or result in a breach or violation of any of the provisions of the Certificate of Incorporation or By-Laws of Parent or Seller; (b) result in the creation of any Encumbrance (as hereinafter defined) on any of the Purchased Assets; (c) result in a breach or violation of, result in a default or loss of a material benefit under, or permit the acceleration of any obligation under any provision of any agreement, indenture, mortgage, lien, lease or other instrument or restriction of any kind to which Seller is a party or by which any of its assets or properties is otherwise bound; (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of its assets or properties; (e) result in a breach or violation of, result in a default or loss of a material benefit under, or permit the acceleration of any obligation under any provision of any agreement, indenture, mortgage, lien, lease or other instrument or restriction of any kind to which Parent is a party or by which any of its assets or properties is otherwise bound; or (f) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its assets or properties; except, with respect to each of clauses (e) and (f) of this Section 2.4 where the effect of such breach, violation, default, loss or acceleration, individually or in the aggregate, would not have a Material Adverse Effect.

                  2.5 Title. Except as set forth in Schedule 2.5 hereto, as of the date hereof, Seller has good and marketable title to the Purchased Assets, free and clear of any mortgages, deeds of trust, liens, security interests, encumbrances, leases, subleases, charges or other claims of third parties of any kind ("Encumbrances"), other than Encumbrances for current taxes and assessments not yet past due. As of the Closing Date, Seller will have good and marketable title to the Purchased Assets, free and clear of any Encumbrances other than Encumbrances for current taxes and assessments not yet due. Upon delivery of the bill of sale and assignments to be delivered by Parent and Seller to Purchaser at the Closing, good and marketable title to the Purchased Assets, free and clear of any Encumbrances, will pass to Purchaser.

                  2.6 Financial Statements. The balance sheet of Seller as of December 31, 1998 and the related statements of income, retained earnings and cash flows for the fiscal year then ended (the "1998 Financial Statements"), and the balance sheet of Seller as of December 31, 1999 and the related statements of income, retained earnings and cash flows for the fiscal year then ended (the "1999 Financial Statements", and together with the 1998 Financial Statements, the "Annual Financial Statements"), which heretofore have been delivered to Purchaser, present fairly in all material respects the financial position and results of operations of Seller as of the dates and for the periods indicated therein in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may otherwise be specifically indicated in such financial statements. The 1998 Financial Statements have been reviewed by Ernst & Young LLP.

                  2.7 Inventory. The Inventory consists of items of a quality and quantity salable in the ordinary course of business of Seller. The values at which inventories are carried on the Annual Financial Statements, and at which the Inventory is carried on the books and records of Seller, reflect the normal inventory valuation of Seller (including the writing down of the value of slow-moving or obsolete inventory or inventory of below standard quality to realizable market value in accordance with GAAP), applied on a basis consistent with the Annual Financial Statements, stating inventories on a "moving average cost" basis. Any change in the inventory of Seller subsequent to December 31, 1999 was reasonable and warranted in the ordinary course of business. The products included in the Inventory were purchased by Seller on specifications which conform in design in all material respects with, and meet or exceed the standards required by, all applicable governmental laws, ordinances and regulations now in effect.

                  2.8 Accounts Receivable. All Accounts Receivable of Seller outstanding as of the time of the Closing (i) will represent valid obligations arising from sales actually made to, or services actually performed in the ordinary course of business for, persons other than affiliates of Seller or Parent, and (ii) will be collectible within 120 days after the Closing Date at the aggregate gross recorded amounts thereof (with no reduction for the amount of any related reserve on the financial records of Seller).

Schedule 2.8 sets forth a complete and accurate list of all Accounts Receivable as of March 31, 2000, and the aging of such Accounts Receivable on such date. In the event that, as a result of the breach of this Section 2.8, there is either a deduction from the Holdback Amount or an indemnification payment made by Parent or Seller in respect of one or more Accounts Receivable, then, upon the written request of Parent and Seller following such deduction or payment and the agreement of Parent and Seller that such Account Receivable was not collectible as represented and warranted, Purchaser shall assign such uncollectible Account Receivable to Seller.

                  2.9 Accounts Payable; Supplier Orders. All Accounts Payable of Seller outstanding as of the time of the Closing will represent valid obligations to persons other than affiliates of Seller or Parent arising in the ordinary course of business. All Supplier Orders made by Seller that are outstanding as of the time of the Closing shall have been made in the ordinary course of business. No Supplier Order made by Seller that is outstanding at the time of the Closing shall be with an affiliate of Seller or Parent.

                  2.10 Condition and Operation of Fixed Assets. All of the equipment and other property constituting the Fixed Assets is in good operating condition except for reasonable wear and tear. No equipment or other property which constitutes the Fixed Assets has been sold, removed, transferred or otherwise disposed of.

                  2.11 Litigation. (a) Except as set forth on Schedule 2.11(a) hereto, there are no actions, suits, proceedings, claims, investigations or examinations pending or, to the knowledge of Parent and Seller, threatened against Parent or Seller with respect to the business, operations, properties, assets or liabilities of Seller, except for such matters that will not adversely affect the business or operations of Seller (and, after the Closing, the ability of Purchaser to conduct the Reynolds Business as currently conducted), the Purchased Assets, the Leases and the Equipment Leases or the ability of Parent or Seller to consummate the transactions contemplated by this Agreement.

                  (b) For purposes of this Agreement, the "knowledge" of Parent and Seller (and all correlative terms) means to the knowledge of the persons identified on Schedule 2.11 (b) hereto.

                  2.12 Tax Matters. There are no Encumbrances with respect to taxes on any of the Purchased Assets.

                  2.13     Leases.

                  (a) Purchaser has been provided with true and complete copies of all Leases set forth on Schedule 1.4(a) hereto and all amendments and supplements thereto. The Leases set forth on Schedule 1.4(a) represent the only real property leases associated with the business of Seller (collectively, the "Leased Premises"). Each of the Leases is in full force and effect and there are no existing defaults thereunder, nor does there exist any event or condition which, with notice or lapse of time or both, would constitute grounds for termination or re-entry thereunder.

                  (b) Purchaser has been provided with true and complete copies of all Equipment Leases set forth on Schedule 1.4(b) hereto and all amendments and supplements thereto. The Equipment Leases set forth on Schedule 1.4(b) represent the only equipment leases associated with the business of Seller. Each of the Equipment Leases is in full force and effect and there are no existing defaults thereunder, nor does there exist any event or condition which, with notice or lapse of time or both, would constitute a default thereunder.

                  2.14 Insurance. Schedule 2.14 hereto sets forth a true and complete list of all policies of insurance maintained by each of Parent and Seller relating to the Purchased Assets (including the Leased Premises), showing the beneficiary and the amount of coverage for each policy, all of which policies are in full force and effect. As of the date hereof, neither Parent nor Seller has received any written or, to the knowledge of Parent or Seller, oral notice or any other communication reasonably to be interpreted as notice from any insurer or agent of any intention to cancel any such insurance policy.

                  2.15 Environmental Matters. Except as specifically disclosed on Schedule 2.15 hereto: (i) there is not and has not been any Environmental Condition (as hereinafter defined) at, under, in, originating from or affecting the Purchased Assets or the Leased Premises or any premises or property owned, leased, operated, or used in connection with the business of Seller or at any other location relating in any way to the business of Seller (including, without limitation, any location at which any Hazardous Substances (as hereinafter defined) have been used, generated, treated, stored or disposed by or on behalf of Parent or Seller in connection with the business of Seller),
(ii) except as set forth in the Leases, neither Parent nor Seller is subject to any indemnity or other agreement with any person or entity relating to liabilities or obligations (contingent or otherwise) arising under Environmental Laws (as hereinafter defined) in connection with the Purchased Assets, the Leased Premises or the business of Seller, (iii) neither Parent nor Seller has received any notice alleging that any Environmental Condition exists at, under, in, originating from, or affecting any of the Leased Premises or any premises or property owned, leased, operated, or used in connection with the business of Seller or that Parent or Seller is or may be liable for any Environmental Condition at any location arising out of or relating to the business of Seller,
(iv) no aboveground or underground storage tanks are or have been located at, under or in any of the Leased Premises or at any premises or property owned, leased, operated, or used in connection with the business of Seller; to the knowledge of Seller, no aboveground or underground storage tanks located adjacent to any of the Leased Premises or any premises or property owned, leased, operated, or used in connection with the business of Seller are used or usable in connection with the operation of the business of Seller; and the Leased Premises do not contain and the Purchased Assets do not include any underground or aboveground storage tanks, (v) no asbestos-containing material, polychlorinated biphenyl's or, except in appliances containing less than five pounds of refrigerant, fluorocarbons or hydrochlorofluorocarbons are present in any form at or in the Leased Premises or any premises or property owned, leased, operated, or used in connection with the business of Seller.

                  For purposes of this Agreement, the following terms have the following meanings:

                  "Environmental Condition" means any action, omission, event, condition or circumstance, including, without limitation, the release or presence of any Hazardous Substances, which does or could reasonably be expected to (i) require assessment, investigation, abatement, correction, removal or remediation pursuant to any Environmental Law, (ii) cause personal injury or property damage as a result of the presence of Hazardous Substances, (iii) give rise to any obligation or liability of any nature (whether civil or criminal, arising under a theory of negligence or strict liability, or otherwise) pursuant to any Environmental Law, (iv) create or constitute a public or private nuisance or trespass, or (v) constitute a violation of or non-compliance with any Environmental Law, including, without limitation, Environmental Laws requiring any filing with any governmental authority or the acquisition of and compliance with the terms of permits, licenses, approvals, consents and authorizations issued by any governmental authority.

                  "Environmental Law" means any international, national, state, provincial, regional, federal, municipal and local law (including, without limitation, principles of common law and decisional law), statute, code, ordinance, rule, regulation, decree, judgment, directive, binding policy, term or condition of any permit, or order, as now or hereafter in effect, which regulates, establishes standards, or concerns liability with respect to the environment, natural resources, safety, or health of humans or other organisms, including the manufacture, distribution in commerce, and use of Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

                  "Hazardous Substances" means any pollutant, contaminant, hazardous substance, hazardous waste, toxic substance, petroleum or petroleum-derived substance, waste, or additive, asbestos, polychlorinated biphenyls, radioactive material, or other compound, element, material or substance in any form whatsoever (including, without limitation, products) regulated, restricted or addressed by or under any Environmental Law.

                  2.16     Products and Warranties. Except as set forth in
Schedule 2.16 hereto, there are no claims of customers or others based upon an alleged or admitted defect of material, workmanship or design or otherwise in respect of any of Seller's product included in the Inventory that are presently pending or, to the knowledge of Parent or Seller, threatened against Parent or Seller. Seller does not provide its customers with any product warranty for the products included in the Inventory.

                  2.17     Employee Matters.

                  (a) Employees. Schedule 2.17 hereto sets forth a true and complete list, as of the pay date immediately preceding the date hereof, of the names, positions, years of employment and current salaries or wage rates of all persons employed by Seller, together with a description of all incentive awards, bonuses and other compensation which each such employee is eligible to receive in respect of Seller's fiscal year ended December 31, 1999. Except as set forth on Schedule 2.17, (i) none of the persons employed by Seller is on short-term or long-term disability leave as of the date hereof, (ii) none of the persons employed by Seller is employed pursuant to an employment agreement, and (iii) Seller has not increased the compensation of any employee of Seller since October 1, 1999.

                  (b) Labor Matters; Compliance with Laws. Except as set forth in Schedule 2.17, (i) there is no labor strike, dispute, slowdown, stoppage or lockout pending or, to the knowledge of Parent or Seller, threatened against Seller, and during the past three years there has not been any such action; (ii) there are no union claims to represent the employees of Seller;
(iii) Seller is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to such employees;
(iv) Seller is, and has of all times been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, equal opportunity, collective bargaining and payment of social security and other taxes, and is not engaged in any discriminatory employment practices or unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation; (v) no charges with respect to or relating to Seller are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (vi) there are no complaints, lawsuits or other proceedings pending or, to the knowledge of Parent or Seller, threatened in any forum by or on behalf of any employee of Seller alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship; and (vii) there has been no "mass layoff" or "plant closing" as defined by the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar state or local "plant closing" law with respect to the employees of Seller.

                  (c) Neither Parent, Seller nor any Code Affiliate of either has or will have after the Closing any unpaid liability, contribution, fine, penalty or tax, with respect to any Employee Program, for which Purchaser could become liable as the result of the transactions contemplated by this Agreement.

                  For purposes of this Agreement, the following terms have the following meanings.

                  "Employee Program" means (A) any "employee benefit plan," within the meaning of Section 3(3) of ERISA, whether or not it is subject to ERISA, or (B) any other employee benefit arrangement which is (1) the portion of any employment or consulting agreement which provides employee benefits, (2) an arrangement providing for insurance coverage or workers' compensation benefits,
(3) an incentive bonus or deferred bonus arrangement, (4) a stock purchase or stock option arrangement, (5) a cafeteria plan, (6) a death benefit arrangement,
(7) an arrangement providing termination allowance, salary continuation, severance or similar benefits, (8) an equity compensation plan, (9) a deferred compensation plan, (10) a tuition reimbursement, dependent care assistance, or legal assistance plan or arrangement, (11) a fringe benefit arrangement (cash or noncash), (12) a holiday or vacation plan or policy, or
(13) any other compensation policy or practice.

                  "Code Affiliate" means any entity which has ever been considered a single employer with Seller under Section 414(b), (c), (m) or (o) of the Code or any comparable provision of Canadian law.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  2.18 Customers and Suppliers. Schedule 2.18 hereto lists the ten largest customers of, and the ten largest suppliers to, Seller during its fiscal year ended December 31, 1999. Seller has not received any written, or to the knowledge of Parent and Seller, oral notice or any other communication reasonably to be interpreted as notice that any such customer or supplier intends to terminate or materially reduce its business with Seller.

                  2.19     Certain Contracts and Commitments.

                  (a) Schedule 2.19 hereto sets forth a true and complete list of agreements, contracts or commitments relating to the Reynolds Business which are material to the business, operations or financial condition of the Reynolds Business or which require payment of more than $50,000 in any year or $150,000 in the aggregate other than (i) the Leases, (ii) the Equipment Leases,
(iii) the Assumed Contracts, (iv) the Customer Purchase Orders and the Prepaid Customer Orders to be acquired by Purchaser pursuant to Section 1.1(c) above and
(v) the Supplier Orders to be acquired by Purchaser pursuant to Section 1.1(d) above. Schedule 2.19 includes a statement as to the disposition of each such agreement, contract or commitment. Except as set forth in Schedule 2.19, to the knowledge of Parent and Seller, neither Parent nor Seller is in default in any material respect, and there is no basis for a claim of such default, under any of the Assumed Contracts set forth on Schedule 1.4(f).

                  (b) Except as set forth on Schedule 2.19 hereto, all consents required for the assignment to Purchaser of Seller's right, title and interest pursuant to the Assumed Contracts and to the Leases (the "Landlord Consents") and the Equipment Leases (the "Equipment Lease Consents") have been obtained and are in full force and effect.

                  2.20     Ability to Conduct Business.

                  (a) Neither Parent nor Seller is subject to or bound by any judgment, order, writ, injunction or decree of any court or of any other governmental authority or of any arbitration which, after the Closing Date, would prevent the use by Purchaser of assets or rights of any nature material to the Reynolds Business, or impair the conduct by Purchaser of the Reynolds Business, in each case in accordance with present practices.

                  (b) The Purchased Assets comprise all assets and rights of any nature material to the Reynolds Business or necessary to enable Purchaser to conduct the Reynolds Business, in each case in accordance with present practices.

                  2.21 Brokers and Finders. None of Parent, Seller, or any of their officers, directors, employees, agents or affiliates has employed any broker or finder or incurred any liability for any brokerage fees or finder's fees in connection with the transactions contemplated by this Agreement.

                                  ARTICLE III

                   Representations and Warranties of Purchaser

                  Purchaser hereby represents and warrants to Parent and Seller as follows:

                  3.1 Corporate Organization and Qualification. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is in good standing as a foreign limited liability company in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where the absence of such qualification would have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement. Purchaser has the requisite power and authority to carry on its business as it is now being conducted.

                  3.2 Authority. No consents, approvals, qualifications, filings or waiting periods of any third party or governmental authority other than compliance with any applicable requirements of the HSR Act is required on the part of Purchaser for the consummation of the transactions contemplated by this Agreement. Purchaser has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser has been duly and validly authorized by all necessary action on the part of Purchaser. No other proceedings on the part of Purchaser are necessary to authorize this Agreement and the transactions contemplated hereby.

                  3.3 Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and the other documents and instruments to be executed and delivered by Purchaser on or prior to the Closing Date will constitute (assuming in each case the due and valid authorization, execution and delivery thereof by the other parties thereto), legal, valid and binding agreements of Purchaser, enforceable against it in accordance with their respective terms.

                  3.4 Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) conflict with or result in a breach or violation of any of the provisions of Purchaser's Certificate of Formation or Limited Liability Company Agreement; (b) conflict with, result in a breach or violation of, result in a default or loss of a material benefit under, or permit the acceleration of any obligation under any provision of any agreement, indenture, mortgage, lien, lease or other instrument or restriction of any kind to which Purchaser is a party or by which any of its assets or properties is otherwise bound; (c) result in the creation of any Encumbrance on any of the assets or properties of Purchaser; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of its assets or properties, except, with respect to each of clauses (b), (c) and (d) of this Section 3.4 where the effect of such Encumbrance, conflict, breach, violation, default, loss or acceleration, individually or in the aggregate, would not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

                  3.5 Brokers and Finders. Neither Purchaser, nor any of its officers, directors, employees, agents or affiliates has employed any broker or finder or incurred any liability for any brokerage fees or finder's fees in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV

                         Covenants of Parent and Seller

                  4.1      [Reserved]

                  4.2      [Reserved]

                  4.3      [Reserved]

                  4.4 No Competition, No Solicitation, No Inducement; Confidentiality.

                  (a) Each of Parent and Seller agrees that for a period of five
(5) years from the Closing Date, neither it nor any of its affiliates or subsidiaries shall, without the express prior written consent of Purchaser:

                  (i) own, manage, operate or control any business that is engaged in a business which is the same or substantially similar to the Reynolds Business, either directly or indirectly, or as a consultant or advisor, or as a shareholder (other than as the holder of less than 5 percent of the shares of any corporation whose shares are traded on a national securities exchange or over the counter) or partner, anywhere in the United States of America or Canada;

                  (ii) for itself, on behalf of any other person, firm or entity or in conjunction with any other person, firm or entity, do business with, solicit, call upon, accept business from or engage in business with any person, firm or entity which is a customer of Seller or Purchaser or any subsidiary or affiliate thereof as of the date hereof, which becomes a customer of Purchaser or any subsidiary or affiliate thereof during the five-year period from the Closing Date, or which is a potential customer of Seller, for the purpose of providing the same or similar products or services as those provided by Seller or Purchaser or any subsidiary or affiliate thereof as of the Closing Date or entered into by Purchaser or any subsidiary or affiliate thereof during the five-year period from the Closing Date; or

                  (iii) for itself, on behalf of any other person, firm or entity or in conjunction with any other person, firm or entity, approach, counsel or attempt to induce any person who is then in the employ of Purchaser or any subsidiary or affiliate thereof to leave such employment, or employ or attempt to employ any such person or any professional who at any time during the preceding twelve months was in the employ of Purchaser or any subsidiary or affiliate thereof.

                  (b) Each of Parent and Seller agrees that it will not at any time from and after the date hereof divulge, furnish or make accessible to any person, or itself make use of, any confidential information obtained by it in respect of Seller, including, without limitation, information with respect to any products, programs, methodologies, business strategies, finances, financial condition, organization, personnel, business activities, customers, suppliers, budgets, plans or objectives of Seller; provided, however, that (i) confidential information shall not include publicly available information or information known generally to the public or in the industry, and (ii) each of Parent and Seller may disclose such information as may be required in the reasonable opinion of counsel in connection with any judicial or administrative proceeding or inquiry.

                  (c) "Potential customer" shall mean at any particular time any person, firm or entity to whom Seller, through any of its respective employees, had within one year prior to such time offered (by means of a personal meeting or written proposal directed to such person, firm or entity) to provide the products or services provided by Seller or Purchaser or any subsidiary or affiliate thereof, but who at such time is not a customer of Seller or Purchaser or any subsidiary or affiliate thereof.

                  (d) For purposes of the restrictive covenants set forth in this Section 4.4, it is understood and agreed by the parties that references to "Purchaser or any subsidiary or affiliate thereof" shall be deemed to include
(i) Purchaser, (ii) Heads and Threads (PA) LLC, a Delaware limited liability company, (iii) Heads and Threads (NJ) LLC, a Delaware limited liability company, and (iv) Alleghany Corporation, a Delaware corporation ("Alleghany") and any subsidiary, division or affiliate of Alleghany which engages in a business similar to the business presently conducted by Purchaser, but shall not be deemed to include Alleghany (except in respect of Purchaser) or any subsidiary or affiliate of Alleghany which engages in a business which is not similar to the business presently conducted by Purchaser.

                  (e) The provisions of this Section 4.4 shall continue in full force and effect in the event of any sale of the business of Purchaser, including, but not limited to, any merger or consolidation of Purchaser with or into any other entity.

                  (f) The provisions of this Section 4.4 shall be construed as independent covenants; the existence of any claim, demand, action or cause of action of Parent against Purchaser, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of any of the covenants in this Section 4.4.

                  (g) Since Purchaser will be irreparably damaged and its remedy at law will be inadequate in the event of a breach of this Section 4.4, Purchaser shall be entitled to an injunction restraining violation of this
Section 4.4 or any appropriate decree of specific performance, without showing any actual damage or that monetary damages would not provide an adequate remedy. In the event that any particular provision or portion of this Section 4.4 shall be adjudicated to be invalid or unenforceable because of the scope, duration or area of its applicability, the parties agree that a court of competent jurisdiction shall have jurisdiction to, and the parties desire and intend that such court shall, modify such scope, duration or area, or all of them, and such provision shall then be applicable in such modified form.

                  4.5 Tax Clearance Certificates. To the extent required by law to relieve Purchaser of any liability for unpaid sales, income, franchise or similar taxes of Parent or Seller attributable to periods prior to the Closing Date, each of Parent and Seller shall take all necessary action in order to obtain clearance certificates or similar documents from any applicable state tax authority as soon as practicable after the Closing.

                                   ARTICLE V
                                 Other Covenants

                  5.1 Employee Matters. Purchaser agrees to offer employment beginning on the day following the Closing (i) to each of the employees identified on Schedule 2.17 hereto, at the same base compensation as currently paid to them by Seller and at the same level of seniority held by each of them at the time of the Closing, and (ii) to each other person who becomes an employee of Seller with the prior written consent of Purchaser between the pay date immediately preceding the date hereof and the Closing Date, at the same base compensation paid to such person at the time of hire and at the same level of seniority held by such person at the time of the Closing. Each individual who accepts such offer shall become an employee of Purchaser on the day following the Closing Date, and each such individual shall receive credit, for eligibility and vesting purposes, under each employee benefit plan of Purchaser in which such individual may thereafter participate in respect of such individual's service with Seller. Purchaser agrees that no employee of Seller who becomes an employee of Purchaser on the day following the Closing Date will be transferred to a workplace located more than 50 miles from such employee's current workplace location during the 30-day period following the Closing Date. Any coverage provided to an individual who becomes an employee of Purchaser beginning on the day following the Closing under any health or medical plan of Purchaser shall be limited to coverage for health or medical services rendered to such individual (including his or her dependents) after the Closing Date. Seller shall be responsible for maintaining coverage for any such individual (and such individual's dependents) under its health and medical care plans existing immediately prior to the Closing for any health or medical services rendered on or prior to the Closing Date and for complying with Section 4180B of the Code and Section 601 through 608 of ERISA after the Closing Date to the extent that such individuals (or their dependents) have rights under the provisions set forth therein. Except as expressly set forth in this Section 5.1,

Purchaser will not assume any obligations or liabilities of any kind or character whatsoever, accruing under, arising out of or related to the employment of employees by Seller prior to the Closing, including without limitation, liabilities attributable to, or arising as a result of, the establishment, operation or termination of any Employee Program, any law regulating employment or employee benefits, vacation or dismissal pay, wages, salaries, bonuses, overtime or other pay accruals, retiree medical care, workmen's compensation or other occupational claims.

                  5.2      [Reserved]

                  5.3 Further Assurances. Each of Parent and Seller agrees that it will, from time to time at and subsequent to the Closing Date, at the request of Purchaser and without further consideration, execute and deliver such other instruments of conveyance, assignment and transfer and take such other actions as Purchaser may reasonably request in order more effectively to perfect the vesting of title to the Purchased Assets in Purchaser and otherwise to consummate the transactions contemplated by this Agreement. Purchaser agrees that it will, from time to time at and subsequent to the Closing Date, at the request of Parent or Seller and without further consideration, execute and deliver such other instruments of conveyance, assignment and transfer and take such other actions as Parent and Seller may reasonably request in order more effectively to perfect the vesting of title to the Purchased Assets in Purchaser and otherwise to consummate the transactions contemplated hereby.

                  5.4 Access to Books and Records after the Closing Date. Parent and Seller agree that on and after the Closing Date, Parent and Seller shall permit Purchaser, its counsel, financial advisors, auditors and other authorized representatives to have reasonable access to, and to examine and make copies of, the books and records of Seller (including, but not limited to, correspondence, memoranda, books of account, payroll records and the like) pertaining to the ownership and operation of the Purchased Assets or the Leased Premises prior to the Closing Date which are retained by Parent or Seller. Purchaser agrees that on and after the Closing Date, Purchaser shall permit Parent and Seller, its counsel, financial advisors, auditors and other authorized representatives to have reasonable access to, and to examine and make copies of, the books and records of Seller (including, but not limited to, correspondence, memoranda, books of account, payroll records and the like) that relate primarily to the Purchased Assets or the Leased Premises. Purchaser, on the one hand, and Parent and Seller, on the other hand, shall cause their respective managerial employees and counsel to be available upon reasonable notice to answer questions of representatives of a party concerning the Purchased Assets or the Leased Premises. Each party hereto shall take all necessary action to keep, or cause to be kept, in its original form, for a period of at least six years following the Closing Date, all books and records relating to the Purchased Assets or the Leased Premises in existence on the Closing Date; provided, however, that Parent and Seller may offer in writing to Purchaser, or Purchaser may offer in writing to Parent and Seller, to deliver all or a portion of such information in its possession and, if such offer is accepted in writing within 90 days after receipt thereof, the offering party or parties shall promptly arrange for the delivery of such information (or copies thereof) to the accepting party or parties (at the expense of such accepting party). If such offer is not so accepted, the offered information may be destroyed or otherwise disposed of by the offering party or parties at any time thereafter. Any such offer shall identify in reasonable detail the documents proposed to be destroyed or disposed of.

                  5.5 Collection of Accounts Receivable. Except to the extent that Purchaser shall assign to Seller one or more uncollectible Accounts Receivable as provided in Section 2.8 hereof, from and after the Closing, (i) Purchaser shall have the right and authority to collect for its own account all Accounts Receivable and other items that are included in the Purchased Assets and to endorse with the name of Seller any checks or drafts received with respect to any such Accounts Receivable or other items, and (ii) Seller shall, and Parent agrees to cause Seller to, deliver to Purchaser any cash or other property received directly or indirectly by Seller with respect to such Accounts Receivable and other items.

                  5.6 Defective Goods, Returns and Retentions. As an accommodation to Seller, from and after the Closing, Purchaser, on behalf of Seller, shall administer warranty claims and customer complaints or disputes concerning allegedly defective, incomplete or non-conforming goods or products shipped by Seller on or prior to the Closing Date to the extent such claims, complaints or disputes may be resolved by the provision of replacement goods, or the grant of a credit, allowance or other price reduction against amounts otherwise due to Purchaser. Parent and Seller agree to reimburse Purchaser in an amount equal to (x) the regular sales price of all such replacement goods and the amount of all such credits, allowances or price reductions extended to customers by Purchaser less (y) the amount (if any) of credits received by the Purchaser from the manufacturers of such defective, incomplete or non-conforming goods or products (the "Differential"). Notwithstanding the foregoing, (i) Parent and Seller shall have no obligation to reimburse Purchaser pursuant to the preceding sentence until the Differential exceeds an amount equal to $125,000 less the amount of any Losses (as hereinafter defined) incurred by any Purchaser Indemnitee (as hereinafter defined) as to which Parent and Seller are excused from indemnifying pursuant to the first proviso set forth in Section 8.2, and then Parent and Seller shall be required to reimburse Purchaser only to the extent of the difference between the Differential and such amount; and (ii) Purchaser shall not assume any liability or obligation with respect to any such warranty claims and customer complaints or disputes concerning allegedly defective, incomplete or non-conforming goods or products.

                  5.7 Payment of Creditors. Each of Parent and Seller shall, and Parent agrees to cause Seller to, pay on a timely basis all amounts owed to creditors of Parent and/or Seller to the extent that failure to make any such payment could reasonably be expected to result in a determination that the sale of the Purchased Assets hereunder is ineffective against any creditor of Parent and/or Seller.

                  5.8 Transitional Assistance. For a period not to extend past the first anniversary of the Closing Date, Purchaser agrees to make available to Seller and Parent at reasonable times and for reasonable periods the services of those employees of Seller who become employees of Purchaser who prior to the date hereof have been responsible for financial accounting, employee benefits, litigation, banking and contract administration matters relating to the Reynolds Business. Parent and Seller will reimburse Purchaser for all out-of-pocket costs incurred by Purchaser in providing such assistance. Parent and Seller acknowledge that Purchaser shall have no responsibility for, and shall have no liability to, Parent or Seller arising out of any act or failure to act by any such employee with respect to such assistance.

                                   ARTICLE VI
                                   [Reserved]

                                  ARTICLE VII
                                   [Reserved]

                                  ARTICLE VIII

                  Survival of Representations and Warranties; Indemnification

                  8.1 Survival of Representations, Warranties, etc. All representations and warranties of the parties made in this Agreement, including, without limitation, the Schedules or any instrument, list, certificate or writing delivered pursuant hereto, shall survive the Closing Date and for a period of one year thereafter notwithstanding any investigation at any time made by or on behalf of the other party; provided, however, that, all representations and warranties made by each of Parent and Seller in Section 2.12 (Tax Matters) and 2.15 (Environmental Matters) shall survive the Closing Date until the applicable statute of limitation (or any extension thereof) has expired, and the representation and warranty made by each of Parent and Seller in Section 2.5 (Title) shall survive the Closing Date for a period of two years thereafter (as the case may be, the applicable "Survival Period"). All claims for damages for breach of a representation or warranty which are asserted by Purchaser under
Section 8.2(a)(i) or which are asserted by Parent or Seller under Section 8.3(i) must be asserted prior to the expiration of the Applicable Survival Period. All representations, warranties and statements related to any claim asserted prior to the expiration of the applicable Survival Period shall survive until such claim shall be resolved and payment in respect thereof, if any is owing, shall be made.

                  8.2      Parent's and Seller's Agreement to Indemnify.

                  (a) Each of Parent and Seller shall fully indemnify and hold harmless Purchaser, its officers, directors, employees, agents, representatives and affiliates and their successors and assigns (collectively, the "Purchaser Indemnitees") against and in respect of any and all liabilities, losses, damages, claims, penalties, actions, fines, deficiencies, costs, taxes, loss of deductions or expenses (including, without limitation, the reasonable fees and expenses of counsel) (collectively, "Losses"), regardless of whether an action has been filed or asserted against Purchaser after the Closing Date, (i) resulting from any breach of representation or warranty by Parent and/or Seller made in this Agreement (including, without limitation, the Schedules and any instrument, list, certificate or writing delivered pursuant hereto), (ii) resulting from the breach or non-performance of any covenant or agreement by Parent and/or Seller made in this Agreement (including, without limitation, the Schedules and any instrument, list, certificate or writing delivered pursuant hereto), (iii) relating in any way to any Excluded Liability, (iv) arising under any bulk sales law or from a determination that the sale of the Purchased Assets hereunder is ineffective against any creditor of Parent and/or Seller or any taxing authority or other entity asserting any similar claim against Parent and/or Seller, (v) incurred or suffered by Purchaser under the WARN Act, and any similar state and local statutes, as a result of the transactions contemplated by this Agreement (except for such Losses that are incurred or suffered by Purchaser as a result of termination by Purchaser after the Closing Date of current employees of Seller who become employees of Purchaser), (vi) arising in respect of periods of employment of current or former employees of Seller prior to the Closing Date, and periods of employment on or after the Closing Date, for current or former employees of Seller who do not become employees of Purchaser, (vii) that Purchaser may incur with respect to or arising in connection with the termination of employment of such employees in respect of such periods and any employment agreement, Employee Program or any arrangement or commitment with or maintained for the benefit of such employees existing at or prior to the Closing Date, and (viii) without limiting the foregoing, resulting or relating in any way to the conduct of the business of Seller or the ownership or operation of the Purchased Assets on or prior to the Closing Date; provided, however, that
(A) for purposes of the indemnification provided under Section 8.2(a)(i) (other than in respect of the breach or inaccuracy of Sections 2.5, 2.8 and 2.12, to which the deductible shall not apply), Parent and Seller shall have no obligation to indemnify the Purchaser Indemnitees until such time, if any, as, and only to the extent that, the aggregate amount of the Losses arising out of all such breaches exceeds the Threshold Amount (as hereinafter defined), and (B) for purposes of the indemnification provided under Section 8.2(a)(i), Parent and Seller shall have no obligation to indemnify the Purchaser Indemnitees in respect of a breach of a representation or warranty to the extent the event giving rise to the breach occurred or first became known to Parent and Seller after the date of this Agreement and was disclosed in writing to the Purchaser prior to the Closing; and provided, further, that for purposes of the indemnification provided in Section 8.2(a)(i), the obligations of Parent and Seller to indemnify the Purchaser Indemnitees in respect of the representations and warranties set forth in Sections 2.12 and 2.15 shall be without limitation, the obligations of Parent and Seller to indemnify the Purchaser Indemnitees in respect of the representations and warranties set forth in Sections 2.6, 2.16 and 2.18 shall be limited to aggregate payments equal to $3,000,000, and the obligations of Parent and Seller to indemnify the Purchaser Indemnitees in respect of the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.7, 2.8, 2.9, 2.10, 2.11, 2.13, 2.14, 2.17, 2.19, 2.20 and 2.21
shall be limited to aggregate payments equal to the Purchase Price. For purposes of the indemnification provided in Section 8.2(a)(i), in determining whether the representations and warranties of Parent and Seller have been breached, no effect will be given to any materiality qualifier or dollar threshold set forth in such representations and warranties or related definitions. For purposes hereof, the "Threshold Amount" shall mean an amount equal to $125,000 less the amount of any Differential for which Seller is not required to reimburse Purchaser pursuant to the provisions of Section 5.6 hereof.

                  (b) In addition to the foregoing provisions of Section 8.2(a) and without limiting the generality of such provisions, each of Parent and Seller agrees to fully indemnify and hold harmless Purchaser and its parent corporation and all other members, if any, of any group of which such Purchaser is a member for tax purposes (any subsequent reference to "Purchaser" in this paragraph (b) shall mean either Purchaser individually or one or more of its affiliates as described herein, as appropriate) against and in respect of and, on demand, will reimburse Purchaser for, any and all liability whatsoever, and however imposed (including any claim asserted or deficiency assessed against or collected from or paid by Purchaser), in respect of (x) any taxes (including any interest thereon and any penalties with respect thereto) relating to the Purchased Assets for any and all periods through and including the Closing Date,
(y) any taxes (including any interest thereon and any penalties with respect thereto) payable by Parent and Seller pursuant to Sections 9.2 below and 1.8 above and (z) any taxes of any kind whatsoever, whether sales, use, excise, employment or withholding taxes (including any interest thereon and any penalties with respect thereto), arising out of, or related to, the business or operations of Seller conducted prior to and through the Closing Date.

                  (c) In addition to the foregoing provisions of Section 8.2(a) and without limiting the generality of such provisions, each of Parent and Seller shall fully indemnify and hold harmless the Purchaser Indemnitees against and in respect of any and all Losses relating to or arising from any Environmental Condition occurring or existing on or prior to the Closing arising from or relating to the Purchased Assets, the Leased Premises or any other premises or property currently or formerly owned, leased, operated, or used in connection with the business of Seller, including, without limitation, and notwithstanding Section 1.4(a), any Losses arising under or in connection with the Leases and relating to any Environmental Condition occurring or existing at or prior to the Closing.

                  8.3 Purchaser's Agreement to Indemnify. Purchaser shall fully indemnify and hold harmless each of Parent and Seller and its respective officers, directors, employees, agents, representatives, affiliates and their successors and assigns (collectively, the "Seller Indemnitees"), against and in respect of any and all Losses, regardless of whether an action has been filed or asserted against Parent or Seller after the Closing Date, (i) resulting from any breach of representation or warranty by Purchaser made in this Agreement (including, without limitation, any instrument, list, certificate or writing delivered pursuant hereto), (ii) resulting from the breach or non-performance of any covenant or agreement by Purchaser made in this Agreement (including, without limitation, any instrument, list, certificate or writing delivered pursuant hereto), (iii) arising in respect of periods of employment after the Closing Date for current employees of the Seller who become employees of Purchaser, (iv) that Parent or Seller may incur (pursuant to the WARN Act or otherwise) with respect to or arising in connection with the termination by Purchaser after the Closing Date of current employees of Seller who become employees of Purchaser, (v) arising out of the failure by Purchaser to perform and discharge any Assumed Liability, or (vi) without limiting the foregoing, resulting or relating in any way to the ownership or operation of the Purchased Assets by Purchaser from and after the Closing Date; provided, however, that (A) for purposes of the indemnification provided under Section 8.3(i), the Purchaser shall have no obligation to indemnify the Seller Indemnitees until such time, if any, as, and only to the extent that, the aggregate amount of the Losses arising out of all such breaches exceeds $125,000; and provided, further, that the obligation of the Purchaser to indemnify the Seller Indemnitees pursuant to Section 8.3(i) shall be limited to aggregate payments equal to the Purchase Price. For purposes of the indemnification provided in Section 8.3(i), in determining whether the representations and warranties of the Purchaser have been breached, no effect will be given to any materiality qualifier or dollar threshold set forth in such representations and warranties or related definitions. Purchaser will have no obligation to indemnify or hold harmless Parent or Seller in respect of any Loss relating in any way to an Excluded Asset or an Excluded Liability.

                  8.4 Matters Involving Third Parties. (a) If any third party shall notify any party (the "Indemnified Party") with respect to any matter (a "Third-Party Claim") which may give rise to a claim for indemnification against any other party (the "Indemnifying Party") under this
Article VIII, then the Indemnified Party shall promptly (and in any event within five (5) business days after receiving written notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing; provided, however, that failure to provide such written notice on a timely basis shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent the Indemnifying Party is materially prejudiced by such failure.

                  (b) The Indemnifying Party shall, upon receipt of such notice and upon its irrevocably and unconditionally notifying the Indemnified Party in writing that it shall indemnify all Indemnified Parties in respect of such matter, be entitled to participate in or, at the Indemnifying Party's option, assume at its own expense the defense, appeal or settlement of such Third-Party Claim with respect to which such indemnity has been invoked with counsel of the Indemnifying Party's choice (provided that such counsel is reasonably satisfactory to the Indemnified Party), and the Indemnified Party shall fully cooperate with the Indemnifying Party in connection therewith including contesting such Third-Party Claim or making any counterclaim against the person asserting such Third-Party Claim; provided, however, that if the Indemnifying Party assumes the defense, appeal or settlement of such Third-Party Claim, (i) the Indemnifying Party shall reimburse the Indemnified Party for out of pocket expenses incurred by the Indemnified Party (such as travel costs, but not internal time charges) and (ii) the Indemnified Party shall be entitled to employ one counsel to represent itself if, in the opinion of counsel to the Indemnified Party, an actual conflict of interest exists between the Indemnifying Party and the Indemnified Party in respect of such Third-Party Claim and in that event the reasonable fees and expenses of such counsel shall be paid by the Indemnifying Party (it being understood that all Indemnified Parties may employ not more than one counsel to represent them at the expense of the Indemnified Party). Any Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party that it intends to assume the defense, appeal or settlement of such Third-Party Claim, to file any motion, answer or other pleading and take such other action which it shall reasonably deem necessary to protect its interest or that of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party, provided that, prior to filing such motion, answer or other pleading or taking such other action, the Indemnified Party shall have made reasonable efforts to consult with the Indemnifying Party. Failure by the Indemnifying Party to assume the defense, appeal or settlement of such Third-Party Claim within a reasonable period of time, but in no event more than ten (10) business days after written notice thereof shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend such Third-Party Claim.

                  (c) If the Indemnifying Party shall not assume the defense of the Third-Party Claim, the Indemnified Party may defend against such Third-Party Claim in such manner as it deems appropriate, provided that the Indemnified Party shall not settle such Third-Party Claim without providing notice and a description of the proposed settlement to the Indemnifying Party. If the Indemnified Party shall not receive from the Indemnifying Party within ten (10) business days of the date of notice of such proposed settlement a notice that the Indemnifying Party reasonably objects to such proposed settlement accompanied by an acknowledgement by the Indemnifying Party that the Third-Party Claim which is subject of the proposed settlement is subject to indemnification pursuant to the provisions of this Article VIII, the Indemnified Party shall be free to settle such Third-Party Claim. If no settlement of such Third-Party Claim is made, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any final judgment rendered with respect to such Third-Party Claim and for the amount of all expenses, legal or otherwise, incurred by the Indemnified Party in the defense against such Third-Party Claim, provided that the Indemnified Party has contested such Third-Party Claim in good faith. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnifying Party shall not consent to entry of any judgment or enter into any settlement, other than a judgment or settlement involving only the payment of money damages by the Indemnifying Party, without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or unreasonably delayed.

                  8.5 Matters Not Involving Third-Party Claims. Any indemnifiable claim that is not a Third-Party Claim shall be asserted by written notice to the Indemnifying Party.

                  8.6 Exclusive Remedy. If the Closing occurs, except as specifically provided in Section 4.4 hereof, absent fraud, the indemnification provided for in this Article VIII shall be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement.

                                   ARTICLE IX

                            Miscellaneous Provisions

                  9.1      [Reserved]

                  9.2 Expenses. Parent and Seller shall pay all taxes (including, without limitation, sales, use and transfer taxes) which may be payable by reason of the consummation and sale of the Purchased Assets and the assignment of the Leases and Equipment Leases to Purchaser. Subject to the foregoing, each party hereto shall pay all of the costs and expenses incurred by it in connection with this Agreement or in consummating the transactions contemplated hereby (including, without limitation, disbursements and expenses of its attorneys, accountants and advisers).

                  9.3 Notices. All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be effective upon delivery by hand or upon receipt if sent certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one of the other means specified in this Section 9.3 as promptly as practicable thereafter). Notices are to be addressed as follows:

                  If to Purchaser, to:

                           Heads & Threads International LLC
                           200 Kennedy Drive
                           Sayreville, New Jersey 08872
                           Attention:  Mr. Steven R. Schonholtz
                                       President

                  with copies to:

                           Alleghany Corporation
                           375 Park Avenue
                           New York, New York 10152
                           Attention:  Robert M. Hart, Esq.
                                       Senior Vice President and General Counsel

                  and

                           Dewey Ballantine LLP
                           1301 Avenue of the Americas
                           New York, New York 10019
                           Attention:  Aileen C. Meehan, Esq.

                  If to Parent and Seller, to:

                           Acktion Corporation
                           65 Overlea Boulevard, Suite 400
                           Toronto, Ontario
                           CANADA M4H 1P1
                           Attention:  Mr. Eugene Hretzay
                                       Secretary
                  with a copy to:

                           Rosenman & Colin LLP
                           575 Madison Avenue
                           New York, NY 10022
                           Attention:  Robinson Markel, Esq.

                  Any party may change the person and address to which notices or other communications are to be sent to it by giving written notice of any such change in the manner provided herein.

                  9.4 Entire Agreement; Amendment. This Agreement, together with the Schedules, exhibits and other documents delivered pursuant hereto, sets forth the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof. This Agreement may be amended, modified, superseded or supplemented only by an instrument in writing executed and delivered by Purchaser, Parent and Seller.

                  9.5 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the respective successors, administrators, legal representatives and permitted assigns of the parties hereto; provided, however, that no assignment of any rights or delegation of any obligations provided for herein shall be made by any party hereto without the express prior written consent of each other party.

                  9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

                  9.7 No Third-Party Beneficiaries. This Agreement is for the benefit of the parties hereto and is not intended to confer upon any other person any rights or remedies hereunder.

                  9.8 Consent to Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in Manhattan, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this Section 9.8 shall be deemed effective service of process on such party.

                  9.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  9.10 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

                  9.11 Headings. The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

                  9.12 Severability. In the event that any provision hereof is prohibited or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                  9.13 FIRPTA Certificate. On the Closing Date, Seller shall execute and deliver to Purchaser the certificate described in Treas. Reg.
Section 1.1445-2(b)(2) to the effect that Seller is not a foreign person within the meaning of Sections 897(c) and 1445 of the Code.

IN WITNESS WHEREOF, each party hereto has duly executed, or has caused this Agreement to be duly executed, as of the date first above written.


                                                       HEADS & THREADS INTERNATIONAL LLC
Attest:


                                                       By: /s/ Steven R. Schonholtz
                                                          --------------------------------------
                                                          Steven R. Schonholtz
/s/ Michael Wrenn                                         President
-----------------------------------


Attest:                                                ACKTION CORPORATION


/s/ Eugene Hretzay                                     By: /s/ K. (Rai) Sahi
-----------------------------------                       --------------------------------------
                                                          K. (Rai) Sahi
                                                          Chairman and Chief Executive Officer


Attest:

/s/ Eugene Hretzay                                     BY: /s/ Fraser R. Berrill
-----------------------------------                       --------------------------------------
                                                          Fraser R. Berrill
                                                          Senior Vice President


Attest:                                                REYNOLDS FASTENERS, INC.


/s/ Eugene Hretzay                                     By: /s/ Don Haggerty
-----------------------------------                       --------------------------------------
                                                          Don Haggerty
                                                          President




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